 Exhibit 99.1

November 12, 2010

Re: ICON Leasing Fund Eleven, LLC (“Fund Eleven”)

Dear Financial Advisor:

As you know, Fund Eleven was offered by ICON Capital Corp. (“ICON”) from May 2005 to   April 2007, which was a time when ICON’s previous ownership pursued an investment strategy significantly different from ICON’s current strategy. The former investment strategy, among other things, relied significantly on third parties to originate investments, used a substantial amount of non-recourse debt to make investments and investment returns were highly dependent on the residual value of equipment. Unfortunately, the recent unprecedented economic environment, coupled with this prior investment strategy, has caused liquidity pressures in Fund Eleven’s portfolio. As a result, Fund Eleven will reduce its distribution rate from 9.1% per annum to 4.0% per annum commencing with the January 1, 2011 distribution. For your information, enclosed is a copy of the letter being sent to Fund Eleven investors with their December 1 st distribution advising them of the reduction.

Since acquiring ICON in March 2008, we have attempted to do everything possible to improve the performance and liquidity position of Fund Eleven. All original investments (albeit an extremely limited amount due to the limited investable cash available) made by Fund Eleven under our ownership have been in line with ICON’s current investment philosophy. Those investments have been made in unlevered, high cash flowing transactions that provided Fund Eleven with better current cash flow. In addition, in order to help improve Fund Eleven’s position, we voluntarily and permanently waived certain fees due to ICON from Fund Eleven starting in July 2009.

While we believe that the actions taken by us have improved Fund Eleven’s position, these actions have not been sufficient enough to give Fund Eleven the ability to cover future distributions at the current rate of 9.1% per annum. In particular, these actions were not enough to overcome the fact that a large portion of Fund Eleven’s current value remains in residuals that have not been realized and that certain large investments in vessels, namely ZIM and Top Ships, which were made by previous ownership very early in Fund Eleven’s lifecycle, have recently come off charter and will soon be sold at values that were significantly less than originally anticipated.

The change in ICON’s investment strategy and policy following the change in ownership in March 2008, while by and large too late to impact Fund Eleven, has served ICON Leasing Fund Twelve, LLC (“Fund 12”) and ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P. (“Fund 14”) well. As a result of directly originating transactions, we have greatly improved deal velocity (the rate at which investors’ capital is invested) and our focus on cash flowing loan and leases has greatly de-emphasized these funds’ reliance on the residual value of equipment to achieve our investment objectives. These significant changes to the strategy have enabled Fund 12 and Fund 14 to maintain distribution coverage ratios1 of 229% and 277%, respectively, for the six month period ending June 30, 2010. Also, both Fund 12 and Fund 14 are much less levered than previous funds, with Fund 12 having a leverage ratio2 of 1.18:1 as of June 30, 2010 and, as of June 30, 2010, Fund 14 having yet to utilize non-recourse indebtedness. Finally, given the increased importance of current cash flow in our investment strategy, we are pleased to report that through June 30, 2010, Fund 12 and Fund 14 have collected 98.14%3 and 100%, respectively, of contractual receivables.

Despite headwinds faced by some legacy funds, the success of Fund 12 and Fund 14 under our investment strategy leads us to our continued belief that there is no better time for individuals to invest in business essential equipment and corporate infrastructure. ICON continues to be uniquely positioned to offer your clients the opportunity to participate in uncorrelated, nonvolatile, transparent investments that are secured by hard assets, have intrinsic value and do not rely on leverage to meet investment objectives. The current bank lending environment has afforded ICON more financing opportunities than at any point in ICON’s history, a fact demonstrated by the quality and quantity of ICON’s recent transactions.

ICON remains committed to its broker/dealers, financial advisors and investors. Thank you for your continued support.

Sincerely,

Michael A. Reisner	Mark Gatto `
Co-President and Co-CEO	Co-President and Co-CEO

1	The ratio of inflows from investments divided by paid distributions, but does not take into account fees and operating expensed.
2	Pursuant to Fund Twelve's and Fund Fourteen's financials, respectively, prepared in accordance with US GAAP. Leverage ratio is defined as total liabilities divided by total equity.
3	Collections as of November 1st, 2010. Excluded are rental amounts owed in connection with our financing arrangement with Equipment Acquisition Resources, Inc.

December 1, 2010

Re: ICON Leasing Fund Eleven, LLC (“Fund Eleven”)

Dear Investor in Fund Eleven:

Fund Eleven was offered by ICON Capital Corp. (“ICON”) from May 2005 to April 2007, which was a time when ICON’s previous ownership pursued an investment strategy significantly different from ICON’s current strategy. The former investment strategy, among other things, relied significantly on third parties to originate investments, used a substantial amount of non-recourse debt to make investments and investment returns were highly dependent on the residual value of equipment. Unfortunately, the recent unprecedented economic environment, coupled with this prior investment strategy, has caused liquidity pressures in Fund Eleven’s portfolio. As a result, Fund Eleven will reduce its distribution rate from 9.1 % per annum to 4.0% per annum commencing with the January 1, 2011 distribution.

Since acquiring ICON in March 2008, we have attempted to do everything possible to improve the performance and liquidity position of Fund Eleven. All original investments (albeit an extremely limited amount due to the limited investable cash available) made by Fund Eleven under our ownership have been in line with ICON’s current investment philosophy. Those investments have been made in unlevered, high cash flowing transactions that provided Fund Eleven with better current cash flow. In addition, in order to help improve Fund Eleven’s position, we voluntarily and permanently waived certain fees due to ICON from Fund Eleven.

While we believe that these actions taken by us have improved Fund Eleven’s position, these actions have not been sufficient enough to give Fund Eleven the ability to cover future distributions at the current rate of 9.1 % per annum. In particular, these actions were not enough to overcome the fact that a large portion of Fund Eleven’s current value remains in residuals that have not been realized and that certain large investments in vessels, namely ZIM and Top Ships, which were made by previous ownership very early in Fund Eleven’s lifecycle, have recently come off charter and will soon be sold at values that were significantly less than originally anticipated.

Although we recognize that a consistent stream of cash flow from distributions is an important feature of Fund Eleven for investors, we believe that reducing the distribution rate at this time is necessary and in the best interest of all investors in Fund Eleven. We will continue to manage Fund Eleven to the best of our ability and work diligently to maintain Fund Eleven’s ability to support future distributions and maximize its value.

Sincerely,

Michael A. Reisner	Mark Gatto `
Co-President and Co-CEO	Co-President and Co-CEO

120 Fifth Avenue, Eighth Floor New York, NY 10011 800.435.5697 www.iconsecurities.com